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                                                                      Exhibit 12



                              AMSCAN HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)

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
                                                                                                           EIGHT MONTHS  FOUR MONTHS
                                                                YEARS ENDED DECEMBER 31,                      ENDED         ENDED
                                                     -------------------------------------------------------------------------------
                                                                                                           DECEMBER 31,   APRIL 30,
                                                       1999       2000       2001       2002       2003        2004         2004
                                                     -------    -------    -------    -------    -------     -------      -------
Earnings:
Income (loss) before taxes and minority interests    $17,380    $13,539    $18,793    $27,234    $27,327     $14,380      $(1,395)
Add:  fixed charges                                   29,998     29,847     28,355     26,205     31,031      21,674        9,800
Deduct: interest capitalized                                       (223)      (981)
                                                     -------    -------    -------    -------    -------     -------      -------

Earnings, as adjusted                                $47,378    $43,163    $46,167    $53,439    $58,358     $36,054      $ 8,405
                                                     =======    =======    =======    =======    =======     =======      =======

Computation of fixed charges:
   Interest, expensed and capitalized                $26,985    $26,834    $25,205    $21,970    $26,609     $19,137      $ 8,494
   Interest portion of rent expense                    3,013      3,013      3,150      4,235      4,422       2,537        1,306
                                                     -------    -------    -------    -------    -------     -------      -------
    Total fixed charges                              $29,998    $29,847    $28,355    $26,205    $31,031     $21,674      $ 9,800
                                                     =======    =======    =======    =======    =======     =======      =======

Ratio of earnings to fixed charges                       1.6x       1.4x       1.6x       2.0x       1.9x        1.7          0.9x
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